[LOGO OMITTED]                                              [GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE

     MIDWEST GRAIN PRODUCTS, INC. CHANGES NAME TO MGP INGREDIENTS, INC.


     ATCHISON, Kan., October 10, 2002 -- Midwest Grain Products, Inc. is now MGP Ingredients, Inc. The name change took effect today at the close of the company's annual meeting of stockholders. Beginning tomorrow, the company's ticker symbol on the NASDAQ National Market will become MGPI, replacing the existing symbol, MWGP.

     "The name change is an outward symbol of the accelerated evolutionary process our company has been undergoing in recent years," said Ladd Seaberg, President and CEO. "We have identified our chief strengths - support, ingenuity and performance - and are using them to help our customers turn their product ideas into reality."

     Discussing underlying reasons for the name change, Seaberg added, "The markets we serve have expanded in scope. As more of our customers serve an increasingly sophisticated consumer base, we have strengthened our focus to meet their needs through the development, production and marketing of several fascinating lines of specialty proteins and starches. This re-branding really serves to reinforce our strategic emphasis on being a premier supplier of specialty ingredient solutions to our customers who produce food, personal care and pet products."

     The company also made a number of branding-related changes, including a new corporate logo and revised company graphics. A new corporate website address, www.mgpingredients.com, was also unveiled. Along with the corporate name change, the company's wholly-owned subsidiary in Pekin, Illinois, Midwest Grain Products of Illinois, Inc., is now operating as MGP Ingredients of Illinois, Inc.

         "Many other actions have also been taken to support our company's re-branding," said Mike Trautschold, executive vice-president of marketing and sales. "Our sales force has been realigned and relocated to specific geographic regions to enable more frequent customer contact, and our product management team provides specialized product and market assistance to the sales staff and helps provide product development guidance. Additionally, our research and development group has been reorganized to provide increased direct customer support as well as develop ingredients for the future."

     There will be no need for holders of Midwest Grain Products, Inc. common stock certificates to exchange their existing shares as a result of the company's name change. Existing Midwest Grain Products, Inc. certificates will continue to be valid.

     Midwest Grain Products, Inc. is a pioneer in producing and marketing value-added proteins and starches derived primarily from wheat. In addition, Midwest Grain produces natural food-grade alcohol for use in beverage, food and industrial applications, and fuel grade alcohol, commonly known as ethanol. The company is headquartered in Atchison, Kansas, and owns and operates production facilities in Pekin, Illinois and Kansas City, Kansas.

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